EX-4.9
   SECURITIES PURCHASE AGREEMENT (CONVERTIBLE PREFERRED STOCK)

                 SECURITIES PURCHASE AGREEMENT
                 (CONVERTIBLE PREFERRED STOCK)

     THIS SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of May 30, 2006, is entered into by and among 5G Wireless, Inc, a Nevada corporation (the "Company"), having its address at 4136 Del Rey Avenue, Marina del Rey, CA 90292, and Castellum Investments, S.A. ("Purchaser").

                           WITNESSETH:

     WHEREAS, the Company and the Purchaser are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded, inter alia, by Rule 506 under Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"), and/or Section 4(2) of the 1933 Act; and

     WHEREAS, the Purchaser wishes to purchase, upon the terms and subject to the conditions of this Agreement, an aggregate amount of $290,000 Series B 10% Preferred Stock, par value $0.001, of the Company (the "Shares"), which will be convertible into shares of the Company's Common Stock, par value $0.001 per share (the "Common Stock"), upon the terms and subject to the conditions of the Certificate of Designation for the Shares, in the form of Exhibit A attached hereto and hereby incorporated herein by reference, subject to acceptance of this Agreement by the Company;

     NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.  AGREEMENT TO PURCHASE; PURCHASE PRICE.

       a.  Purchase.

        (i) The undersigned Purchaser hereby agrees to purchase the Shares from the Company on the terms and conditions set forth below in this Agreement and the other Transaction Documents (as defined below).

        (ii) Subject to the terms and conditions of this Agreement and the other Transaction Documents the Purchaser will purchase the Shares at a single (the "Closing") to be held on the Closing Date (as defined below).

        (iii) The purchase price to be paid by the Purchaser (as to such Purchaser, the "Purchase Price") shall equal purchase price of $1.00 per Share (the "Price per Share") multiplied by the number of Shares being purchased on the Closing Date by the Purchaser, as set forth on the signature page to this Agreement.

        b.  Certain Definitions.

        As used herein, each of the following terms has the meaning set forth below, unless the context otherwise requires:

        (i) "Affiliate" means, with respect to a specific Person referred to in the relevant provision, another Person who or which controls or is controlled by or is under common control with such specified Person.

        (ii) "Certificate of Designation" has the meaning set forth in the recitals.

        (iii) "Certificates" means the relevant Shares duly executed on behalf of the Company and issued in the name of the respective Purchaser.

        (iv)  "Closing" has the meaning set forth in Section
1(a)(ii).

        (v) "Closing Date" means the respective dates on which the Closings referred to in this Agreement are held.

        (vi) "Common Stock" has the meaning set forth in the recitals.

        (vii) "Conversion Shares" means the shares of Common Stock issuable upon conversion of the Shares.

        (viii) "Effective Date" means the effective date of the Registration Statement covering the Registrable Securities (as those terms are defined in the Registration Rights Agreement defined below) for the Shares issued on the Closing Date.

        (ix) "Escrow" means the account described in Section 1(d) to be maintained by the Company for purposes of holding in escrow any funds received by it prior to the Closing Date.

        (x) "Final Closing Date" shall have the meaning ascribed to such term in Section 6(a).

        (xi) "1933 Act" means the Securities Act of 1933, as amended.

        (xii) "Offering" means the offering by the Company of the Shares for sale to the Purchasers pursuant to this Agreement.

        (xiii) "Person" means any living person or any entity, such as, but not necessarily limited to, a corporation, partnership or trust.

        (xiv)  "Price Per Share" has the meaning set forth in Section
1(a)(iii).

        (xv)  "Purchase Price" has the meaning set forth in Section
1(a)(iii).

        (xvi)  "Purchaser" has the meaning set forth in the preamble.

        (xvii) "Registration Rights Agreement" has the meaning set forth in Section 2(d).

        (xviii)  "Securities" has the meaning set forth in Section 2(d).

        (xix)  "Shares" has the meaning set forth in the recitals.

        (xx)  "Transaction Documents" means this Agreement, the
Certificate of Designation, the Shares and the Registration Rights
Agreement.

        c.  Form of Payment; Delivery of Certificates.

        (i) The Purchaser shall pay the Purchase Price for the Shares to be purchased by such Purchaser by delivering immediately available good funds in United States Dollars to the Escrow prior to the respective Closing on the applicable Closing Date, determined as provided in Section 6.

        Promptly following payment to the Company from the Escrow of the Purchase Price to be paid for the purchase of the Shares being purchased by such Purchaser, the Company shall deliver to the Purchaser the Certificates purchased at such Closing.

        d. Payment to the Escrow. All payments to the Escrow for the purchase of the Shares shall be made at or prior to the Closing by wire transfer of funds to the Escrow, as follows:

        Beneficiary Account Name: Wells Fargo Bank, 485 W. Craig, Las Vegas, NV 89130

        Beneficiary Account No.:  100-1067949
        ABA/Transit No.:  121000248
        FBO:  5G Wireless Communications, Inc.

     The Company hereby represents and warrants to the Purchasers that the above-referenced Escrow account is free or any liens or encumbrances (including without limitation any security interest, deposit account control agreement or garnishment). The Company hereby agrees that it shall not use, encumber or remove from the Escrow any funds deposited in the Escrow until the Closing has occurred.

        e. Closing, etc. The purchase and sale of the Shares shall occur at the Closing on the Closing Date, as contemplated by
Section 6, following the satisfaction or waiver of the conditions precedent to Closing set forth in Sections 7 and 8.

        f. Failure to Close. If the Closing does not occur within thirty (30) days after the execution and delivery by the parties of this Agreement, then the Company shall immediately refund the respective Purchase Price in full (if any) paid into the Escrow by each Purchaser.

     2.  PURCHASERS' REPRESENTATIONS, WARRANTIES, ETC.; ACCESS TO
INFORMATION; INDEPENDENT INVESTIGATION. Each Purchaser represents and warrants to, and covenants and agrees with, the Company as follows:

        a. The Purchaser has been furnished with, and has carefully read the Transaction Documents and is familiar with and understands the terms of the Offering. With respect to tax and other economic considerations involved in his investment, the Purchaser is not relying on the Company. The Purchaser has carefully considered and has, to the extent the Purchaser believes such discussion necessary, discussed with the Purchaser's professional legal, tax, accounting and financial advisors the suitability of an investment in the Company, by purchasing the Shares, for the Purchaser's particular tax and financial situation and has determined that the investment being made by the Purchaser is a suitable investment for the Purchaser.

        b. The Purchaser acknowledges that all documents, records, and books pertaining to this investment which the Purchaser has requested have been made available for inspection or the Purchaser has had access thereto.

        c. The Purchaser has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the Offering, and if such opportunity was taken all such questions have been answered to the full satisfaction of the Purchaser.

        d. The Purchaser will not sell the Shares without registration under the 1933 Act or applicable state securities laws or compliance with an exemption there from. The Shares have not been registered under the 1933 Act or under the securities laws of any state. The Purchaser represents that the Purchaser is purchasing the Shares for the Purchaser's own account, for investment and not with a view to resale or distribution. The Purchaser has not offered or sold any portion of the Shares being acquired nor does the Purchaser have any present intention of dividing the Shares with others or of selling, distributing or otherwise disposing of any portion of the Shares either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance. The Company has no obligation to register the Shares being purchased and sold under this Agreement, the Shares that may be issued in lieu of cash dividends on the Shares or the Conversion Shares (collectively, the "Securities"). However, the Purchasers do have piggy-back registration rights as set forth in the Registration Rights Agreement, of even date herewith, between the Company and the Purchasers (the "Registration Rights Agreement"), in the form attached hereto as Exhibit B.

        e. The Purchaser recognizes that an investment in the Shares involves substantial risks, including loss of the entire amount of such investment. Purchaser also recognizes that there is presently an extremely limited public trading market for the Company's securities. Purchaser understands and agrees that there can be no assurance that this public market for trading Company securities ever will become more liquid nor can there be any assurance that such public trading market for Company securities will continue to exist at all.

        f. The Purchaser acknowledges that each certificate representing the Shares or in payment of dividends on the Shares shall be stamped or otherwise imprinted with a legend substantially in the following form:

          THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (ii) TO THE EXTENT THEN APPLICABLE, PURSUANT TO RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

        g. The Purchaser acknowledges and agrees that it shall not be entitled to seek any remedies with respect to the Offering from any party other than the Company.

        h. If this Agreement is executed and delivered on behalf of a corporation, limited liability company, trust or partnership: (i) such corporation, limited liability company, trust or partnership has the full legal right and power and all authority and approval required
(a) to execute and deliver, or authorize execution and delivery of, this Agreement and all other instruments executed and delivered by or on behalf thereof in connection with the purchase of the Shares and
(b) to purchase and hold the Shares; and (ii) the signature of the party signing on behalf of such corporation, limited liability company, trust or partnership is binding upon it.

        i. The Purchaser is not subscribing for the Shares as a result of, or pursuant to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or meeting.

        j. The Purchaser is purchasing the Shares for its own account for investment, and not with a view toward the resale or distribution thereof, except pursuant to sales registered or exempted from registration under the 1933 Act; provided, however, that by making the representations herein, Purchaser does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Purchaser is neither an underwriter of, nor a dealer in, the Shares or upon the payment of dividends thereon and is not participating in the distribution or resale of the Securities.

        k. The Purchaser is an "accredited investor" as defined in Regulation D and as evidenced by the Offeree Questionnaire attached as Exhibit C as completed by the Purchaser. In addition, the Purchaser has such knowledge and experience in financial, tax and business matters so as to enable the Purchaser to utilize the information made available to the Purchaser in connection with the Offering to evaluate the merits and risks of an investment in the Shares and to make an informed investment decision with respect thereto.

     3.   COMPANY REPRESENTATIONS, ETC.

     The Company represents and warrants to the Purchasers that:

        a. Concerning the Shares and the Shares. There are no preemptive rights of any stockholder of the Company to acquire the Securities.

        b. Reporting Company Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in the State of California and in each other jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a material adverse effect on the business, operations or condition (financial or otherwise) or results of operation of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"). The Company has registered its Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the Common Stock is listed and traded on the OTC Bulletin Board Market of the National Association of Securities Dealers, Inc. (trading symbol:
FGWI). The Company has received no notice, either oral or written, with respect to the continued eligibility of the Common Stock for such listing, and the Company has maintained all requirements for the continuation of such listing.

        c. Authorized Shares. The authorized capital stock of the Company consists of 5,010,000,000 shares of capital stock, 5,000,000,000 of which shares are designated as shares of Common Stock, 10,000,000 shares of which are designated as shares of Preferred Stock, par value $0.001 per share (3,000,000 of which are designated as Series A Preferred Stock and 5,000,000 shares of which are designated as shares of 10% Series B Convertible Preferred Stock). The amount of shares of the Company's capital stock, however denominated, and the amount and description of the Company's Common Stock equivalents, issued and outstanding on the date of this Agreement are set forth in Schedule 3(c) hereto, which is hereby incorporated herein by reference. All issued and outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable. The Company has sufficient authorized and unissued shares of preferred stock as may be necessary to effect the issuance of the Shares, and has sufficient authorized and unissued shares of Common Stock as may be necessary to effect the issuance of the Conversion Shares as contemplated by this Agreement and the Certificate of Designation. The Shares have been duly authorized and, when issued at the Closing, the Shares will be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder, and the issuance of the Conversion Shares has been duly authorized and, when issued upon conversion of the Shares as contemplated by this Agreement and the Certificate of Designation.
At all times, the Company shall keep available and reserved for issuance to the holders of the Shares Common Stock duly authorized for issuance against the Shares as Conversion Shares.

        d. Securities Purchase Agreement; Registration Rights Agreement. This Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Company, this Agreement has been duly executed and delivered by the Company. Each of this Agreement, the Shares and the Registration Rights Agreement, when executed and delivered by the Company, are and will be, valid, legal and binding agreements of the Company enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally.

        e. Non-contravention. The execution and delivery of this Agreement, the Shares and the Registration Rights Agreement by the Company, the issuance of the Shares and the Conversion Shares, and the consummation by the Company of the other transactions contemplated by the Transaction Documents and the Shares do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the articles of incorporation or by-laws of the Company, each as currently in effect, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, including any listing agreement for the Common Stock, except as herein set forth or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or of any of its subsidiaries or the triggering of any preemptive or anti-dilution rights or rights of first refusal or first offer on the part of holders of the Company's securities, (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, or (iv) the Company's listing agreement for its Common Stock, except such conflict, breach or default which would not have a Material Adverse Effect.

        f. Approvals. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Company is required to be obtained by the Company for the issuance and sale of the Securities to the Purchasers as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained, or such authorizations, approvals and consents, the failure of which to obtain would not have a Material Adverse Affect.

        g. SEC Filings. To the best of the Company's knowledge, none of the Company's SEC Documents contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3(g) to this Agreement, the Company has since December 31, 2004 timely filed all requisite forms, reports and exhibits thereto with the SEC. The Company is not aware of any event occurring on or prior to a Closing Date (other than the transactions effected hereby) that would require the filing of, or with respect to which the Company intends to file, a Form 8-K after such date.

        h. Absence of Certain Changes. Since December 31, 2004, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), or results of operations of the Company or any of its subsidiaries, except as disclosed in the Company's SEC Documents. Since December 31, 2004, except as provided in the Company's SEC Documents, neither the Company nor any of its subsidiaries has (i) incurred or become subject to any material liabilities (absolute or contingent) except liabilities incurred in the ordinary course of business consistent with past practices; (ii) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business consistent with past practices; (iii) declared or made any payment or distribution of cash or other property to stockholders with respect to its capital stock, or purchased or redeemed, or made any agreements to purchase or redeem, any shares of its capital stock;
(iv) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business consistent with past practices; (v) suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of existing business; (vi) made any changes in employee compensation, except in the ordinary course of business consistent with past practices; or (vii) experienced any material problems with labor or management in connection with the terms and conditions of their employment.

        i. Full Disclosure. There is no fact known to the Company (other than general economic conditions known to the public generally or as disclosed in the Company's SEC Documents) that has not been disclosed in writing to the Purchasers that (i) would reasonably be expected to have a Material Adverse Effect, (ii) would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement, the Certificate of Designation or any of the agreements or instruments contemplated hereby (collectively, including this Agreement, the "Transaction Documents"), or (iii) would reasonably be expected to materially and adversely affect the value of the rights granted to the Purchasers in the Transaction Documents.

        j. Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would adversely affect the validity or enforceability of, or the authority or ability of the Company and its subsidiaries taken as a whole to perform its obligations under, any of the Transaction Documents. Neither the Company nor any of its subsidiaries is a party to or subject to the provisions of, any order, writ, injunction, judgement or decree of any court or government agency or instrumentality which could reasonably be expected to have a Material Adverse Effect.

        k. Absence of Events of Default. Except as disclosed in the Company's SEC Documents, no Event of Default (or its equivalent term), as defined in the respective agreement, indenture, mortgage, deed of trust or other instrument, to which the Company or any of its subsidiaries is a party, and no event which, with the giving of notice or the passage of time or both, would become an Event of Default (or its equivalent term) (as so defined in such document), has occurred and is continuing, which would have a Material Adverse Effect.

        l. Prior Issues. Except as set forth in the Company's SEC Documents, during the twelve (12) months preceding the date hereof, the Company has not issued any convertible securities or any shares of Common Stock or preferred stock of any series.

        m. No Undisclosed Liabilities or Events. The Company has no liabilities or obligations other than those disclosed in the Company's SEC Documents or those incurred in the ordinary course of the Company's business since December 31, 2004, and which individually or in the aggregate, do not or would not have a Material Adverse Effect. No event or circumstances has occurred or exists with respect to the Company or its properties, business, condition (financial or otherwise), or results of operations, which, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed. There are no proposals currently under consideration or currently anticipated to be under consideration by the Board of Directors or the executive officers of the Company which proposal would (x) change the articles of incorporation, by-laws or any other charter document of the Company, each as currently in effect, with or without shareholder approval, which change would reduce or otherwise adversely affect the rights and powers of the shareholders of the Common Stock or (y) materially or substantially change the business, assets or capital of the Company, including its interests in subsidiaries.

        n. No Default. Neither the Company nor any of its subsidiaries is in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it or its property is bound.

        o. No Integrated Offering. Neither the Company nor any of its affiliates nor any person acting on its or their behalf has, directly or indirectly, at any time since May 31, 2004 made any offer or sales of any security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Rule 506 of Regulation D in connection with the offer and sale of the Securities as contemplated hereby.

        p. Dilution. The number of Shares issuable upon conversion of the Shares may increase substantially in certain circumstances, including, but not necessarily limited to, the circumstance wherein the market price of the Common Stock declines prior to the conversion of the Shares. The Company's executive officers and directors have studied and fully understand the nature of the securities being sold hereby and recognize that they have a potential dilutive effect and further that the conversion of the Shares and/or sale of the Conversion Shares may have an adverse effect on the market price of the Common Stock. The board of directors of the Company has concluded, in its good faith business judgment, which such issuance is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Conversion Shares upon conversion of the Shares is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company.

        q. Regulatory Permits. The Company has all such permits, easements, consents, licenses, franchises and other governmental and regulatory authorizations from all appropriate federal, state, local or other public authorities ("Permits") as are necessary to own and lease its properties and conduct its businesses in all material respects in the manner described in the Registration Statement and as currently being conducted. All such Permits are in full force and effect and the Company has fulfilled and performed all of its material obligations with respect to such Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or will result in any other material impairment of the rights of the holder of any such Permit, subject in each case to such qualification as may be disclosed in the Prospectus. Such Permits contain no restrictions that would materially impair the ability of the Company to conduct businesses in the manner consistent with its past practices. The Company has not received notice or otherwise has knowledge of any proceeding or action relating to the revocation or modification of any such Permit.

        r. Hazardous Materials. The Company is in compliance with all applicable Environmental Laws in all respects except where the failure to comply does not have and could not reasonably be expected to have a Material Adverse Effect. For purposes of the foregoing:

     "Environmental Laws" means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other "Superfund" or "Superlien" law or any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, the environment or any Hazardous Material.

     "Hazardous Material" means and includes any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

        s. Independent Public Accountants. Squar, Milner, Reehl & Williamson, LLP, of Newport Beach California, who has audited the consolidated financial statements of the Company, including the notes thereto, included in the Company's Annual Reports on Form 10-KSB for the year ended December 31, 2004, is an independent registered public accounting firm with respect to the Company, as required by the 1934 Act and the 1934 Act, the 1933 Act and the rules and regulations promulgated thereunder.

        t. Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with management's general or specific authorization; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (3) access to assets is permitted only in accordance with management's general or specific authorization; and (4) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        u. No Brokers. The Company has not engaged any person to act on its behalf in connection with the purchase and sale of the Shares to the Purchasers hereunder and no person is entitled to receive any consideration from the Company or any Purchaser arising from any finder's agreement, brokerage agreement or other agreement to which the Company is a party.

     4.  CERTAIN COVENANTS AND ACKNOWLEDGMENTS.

        a.  Transfer Restrictions.  The Purchaser acknowledges that
(1) the Shares have not been and are not being registered under the provisions of the 1933 Act and, except as provided in the Registration Rights Agreement, the Shares and the Conversion Shares have not been and are not being registered under the 1933 Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Purchasers shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Shares or Conversion Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (2) any sale of the Securities made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Shares or Conversion Shares under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder and (4) neither the Company nor any other person is under any obligation to register the Securities (other than pursuant to the Registration Rights Agreement) under the 1933 Act or to comply with the terms and conditions of any exemption thereunder.

        b. Restrictive Legend. The Purchaser acknowledges and agree that the Shares and the Conversion Shares, and, until such time as the Shares and/or the Conversion Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement and sold in accordance with an effective Registration Statement, certificates and other instruments representing any of the Securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such Securities):

          THESE SECURITIES (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

        c. Registration Rights Agreement. The parties hereto agree to enter into the Registration Rights Agreement on or before the Closing Date.

        d. Filings. The Company undertakes and agrees to make all necessary filings in connection with the sale of the Securities to the Purchasers required under any United States laws and regulations applicable to the Company (including without limitation state "blue sky" laws), or by any domestic securities exchange or trading market, and to provide a copy thereof to the Purchasers promptly after such filing.

        e. Reporting Status. So long as the Purchaser beneficially owns any of the Securities, the Company shall make its best effort to timely file prior to or on the date when due all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination. Except as otherwise set forth in this Agreement and the Transaction Documents, the Company will take all reasonable action under its control to obtain and to continue the listing and trading of its Common Stock (including, without limitation, all Registrable Securities) on the OTC Bulletin Board Market of the National Association of Securities Dealers, Inc. and will comply in all material respects with the Company's reporting, filing and other obligations under the by-laws or rules of the National Association of Securities Dealers, Inc. ("NASD").

        f.  Use of Proceeds.   The Company will use the proceeds from
the sale of the Shares (excluding amounts paid by the Company for fees to the Placement Agent and legal fees payable in connection with the sale of the Shares) for internal working capital purposes.

        g. Available Shares. The Company shall have at all times authorized and reserved for issuance, free from preemptive rights, shares of Common Stock equal to three hundred percent (300%) of the number of Conversion Shares issuable upon conversion of the then-outstanding Shares (including accrued interest thereon) as may be required to satisfy the conversion rights of the Purchasers pursuant to the terms and conditions of the Shares. The Company shall provide to the Purchasers a certification to certifying the amount of shares reserved as Conversion Shares. If at any time, the Company does not have available an amount of authorized and non-issued shares of Common Stock necessary to satisfy full conversion of the then outstanding amount of the Shares, the Company shall, without notice or demand by the Purchasers, call within thirty (30) days of such occurrence and hold within sixty (60) days of such occurrence a special meeting of shareholders, for the sole purpose of increasing the number of shares of Common Stock authorized. Management of the Company shall recommend to shareholders to vote in favor of increasing the number of Common Stock authorized. Members of the Company's Management shall also vote all of their own shares in favor of increasing the number of Common Stock authorized. Alternatively, to the extent permitted by applicable law, the Company may procure the written consent of stockholders to increase the number of shares authorized, and provide the stockholders with notice thereof as may be required under applicable law (including without limitation
Section 14(c) of the 1934 Act and Regulation 14C thereunder). Upon obtaining stockholder approval as aforesaid, the Company shall cause the appropriate increase in its authorized shares of Common Stock within one business day or as soon thereafter as permitted by applicable law.

        h. Reimbursement. If (i) any Purchaser, other than by reason of its gross negligence, willful misconduct or breach of law, becomes a party defendant in any capacity in any action or proceeding brought by any stockholder of the Company, in connection with or as a result of the consummation of the transactions contemplated by the Transaction Documents, or if such Purchaser is named in any such action, proceeding or investigation by any Person, or (ii) any Purchaser, other than by reason of its gross negligence, willful misconduct or breach of law, becomes a party defendant in any capacity in any action or proceeding brought by the SEC against or involving the Company or in connection with or as a result of the consummation of the transactions contemplated by the Transaction Documents, or if such Purchaser is named in any such action, proceeding or investigation by any Person, then in any such case, the Company will reimburse such Purchaser for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliates of the Purchaser who are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling persons (if any), as the case may be, of the Purchaser and any such Affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Purchasers and any such Affiliate and any such Person. Except as otherwise set forth in the Transaction Documents, the Company also agrees that neither any Purchaser nor any such Affiliate, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of the consummation of the Transaction Documents except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence or willful misconduct of such Purchaser or from a breach of the representations, covenants and conditions contained herein or from a breach of law.

        i. No Integrated Offerings. The Company hereby covenants and agrees that it neither the Company nor any of its affiliates or subsidiaries nor any person acting on its or their behalf shall, directly or indirectly, at any time make any offer or sales of any security or solicit any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Rule 506 of Regulation D in connection with the Offering.

     5.  TRANSFER AGENT INSTRUCTIONS.

        a. Promptly following the purchase by the Purchaser of the Shares in accordance with Section 1(c) hereof, the Company will irrevocably instruct its transfer agent in writing to (i) reserve that number of shares of Common Stock as is equal to three hundred percent (300%) of the number of shares of Common Stock issuable upon conversion of the then-outstanding Shares (including accrued interest thereon) as may be required to satisfy the conversion rights of the Purchaser pursuant to the terms and conditions of the Shares, and
(ii) issue Common Stock from time to time upon conversion of the Shares in such amounts as specified from time to time by the Company to the transfer agent, bearing the restrictive legend specified in
Section 4(b) of this Agreement prior to registration of the Shares under the 1933 Act, registered in the name of the respective Purchaser or its permitted assigns and in such denominations to be specified by such Purchaser in connection with each conversion of the Shares. The Company warrants and covenants that if the Purchaser is not in breach of the representations and warranties contained in this Agreement, no instruction other than such instructions referred to in this Section 5 and stop transfer instructions to give effect to
Section 4(a) hereof prior to registration and sale of the Conversion Shares under the 1933 Act will be given by the Company to the transfer agent and that the Conversion Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Registration Rights Agreement, and applicable law. Nothing in this Section shall affect in any way the Purchaser's obligations and agreement to comply with all applicable securities laws upon resale of the Securities. If any Purchaser provides the Company with an opinion of counsel reasonably satisfactory to the Company that registration of a resale by such Purchaser of any of the Securities in accordance with clause (1)(B) of Section 4(a) of this Agreement is not required under the 1933 Act, the Company shall (except as provided in clause (2) of Section 4(a) of this Agreement) permit the transfer of the Securities (as the case may be) and, in the case of the Conversion Shares, instruct the Company's transfer agent to issue one or more certificates for Common Stock without legend in such name and in such denominations as specified by the Purchaser.

        b. (i) The Company will permit the Purchaser to exercise their rights to convert the Shares by faxing or delivering an executed and completed Notice of Conversion to the Company. The Company will within two (2) Business Days respond with its endorsement so as to confirm the number of Shares held by such Purchaser after giving effect to such conversion or shall reconcile any difference with the Purchaser promptly after receiving such Notice of Conversion.

        (ii) The term "Conversion Date" means, with respect to any conversion elected by the holder of the Shares, the date specified in the Notice of Conversion, provided the copy of the Notice of Conversion is given either via mail or facsimile to or otherwise delivered to the Company in accordance with the provisions hereof so that it is received by the Company on or before such specified date.

         (iii) The Company will transmit the certificates representing the Conversion Shares issuable upon conversion of any Shares (together, unless otherwise instructed by the Purchaser, with Shares not being so converted) to the Purchaser at the address specified in the Notice of Conversion (which may be the Purchaser's address for notices as contemplated by Section 12 hereof or a different address) via express courier, by electronic transfer or otherwise, within five (5) business days if the address for delivery is in the United States and within seven (7) business days if the address for delivery is outside the United States (such fifth business day or seventh business day, as the case may be, the "Delivery Date") after (A) the business day on which the Company has received both of the Notice of Conversion (by facsimile or other delivery) and the original certificate representing those Shares being converted (and if the same are not delivered to the Company on the same date, the date of delivery of the second of such items) or
(B) the date a dividend payment on the Shares, which the Company has elected to pay by the issuance of Common Stock, as contemplated by the Shares, was due.

        c. From and after the date on which the Conversion Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the failure to issue unrestricted, freely tradable Common Stock to the Purchasers upon conversion shall be considered an Event of Default, which if not cured after ten (10) days prior written notice, shall entitle the Purchasers (or any of them) to demand that the Shares held by them be immediately redeemed by a cash payment equal to 131% of the aggregate of the Purchase Price paid for such Shares, together with all accrued but unpaid dividends thereon (whether or not the terms of such Shares expressly permit the redemption thereof). The foregoing shall be in addition to any other remedies available to the Purchasers at law or in equity (including without limitation the right to recover additional amounts as compensation for any demonstrable damages (such as loss on buy-in) that the Purchasers may suffer. The Company acknowledges that the failure to honor a Notice of Conversion shall cause definable financial hardship on the Purchaser.

        d. The Company will authorize its transfer agent to provide information to a Purchaser or such Purchaser's representative (which may be the Placement Agent) relating to the transfer of the Company's shares of Common Stock to the Purchaser, upon the reasonable request of the Purchaser or any such representative. The Company will provide such Purchaser with a copy of the authorization so given to the transfer agent.

        e. Each Purchaser shall be entitled to exercise its conversion privilege with respect to the Shares notwithstanding the commencement of any case under 11 U.S.C. 101 et seq. (the "Bankruptcy Code"). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C. 362 in respect of such Purchaser's conversion privilege. The Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C. 362 in respect of the conversion of the Shares. The Company agrees, without cost or expense to such Purchaser, to take or to consent to any and all action necessary to effectuate relief under 11 U.S.C. 362.

     6.  CLOSING DATE.

        a. The purchases and sales of Shares will occur at a single Closing under this Agreement, which shall occur after Purchasers have deposited, in the aggregate, $290,000, representing the aggregate Purchase Price of the Shares being issued and sold under this Agreement, in the Escrow for the transactions contemplated under this Agreement, on the Closing Date.

        b. The Closing Date shall occur on or after the date (as determined by the Placement Agent, acting in its sole discretion) after each of the conditions contemplated by Sections 7 and 8 hereof shall have either been satisfied or been waived by the party in whose favor such conditions run.

        c. The Closing of the purchase and issuance of Shares shall occur on the respective Closing Date and shall take place no later than 3:00 P.M., New York time, on such day or such other time as is mutually agreed upon by the Company and the Purchaser.

     7.  CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

     The Company's obligation to sell the Shares to the Purchaser at the Closing on the Closing Date is conditioned upon:

        a. Delivery from the Escrow to the Company of good funds as payment in full of an amount equal to the Purchase Price for the Shares in accordance with this Agreement;

        b. The accuracy on the Closing Date of the representations and warranties of the Purchasers contained in this Agreement, each as if made on such date, and the performance by the Purchasers on or before such date of all covenants and agreements of the Purchasers required to be performed on or before such date; and

        c. There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained.

     8.  CONDITIONS TO THE BUYERS' OBLIGATION TO PURCHASE.

     The Purchaser's obligation of the Purchaser who is purchasing Shares at the Closing on the Closing Date is conditioned upon:

        a. The execution and delivery of this Agreement and the Registration Rights Agreement by the Company;

        b. The Certificate of Designation shall have been filed by the Company with the Secretary of State of the State of Nevada, said Secretary shall have accepted the Certificate of Designation filing, and the Company shall have delivered evidence of the same to the Purchasers;

        c. Delivery by the Company to the Purchaser of the Shares to be purchased in accordance with this Agreement;

        d. Delivery by the Company to the Purchasers of an opinion of counsel to the Company, substantially in the form attached hereto as Exhibit D and dated as of the Closing Date;

        e. The accuracy in all material respects on the Closing Date of the representations and warranties of the Company contained in this Agreement, each as if made on such date, and the performance by the Company on or before such date of all covenants and agreements of the Company required to be performed on or before such date;

        f. The Company shall have duly authorized the transactions contemplated by the Transaction Documents (including without limitation the issuance and sale of the Shares and the reservation of the Common Stock as contemplated by Section 4(b);

        g. There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained; and

        h. From and after the date hereof to and including the Closing Date, the trading of the Common Stock shall not have been suspended by the SEC or the NASD and trading in securities generally on the New York Stock Exchange or The NASDAQ/National Market System shall not have been suspended or limited, nor shall minimum prices been established for securities traded on The NASDAQ/National Market
System, nor shall there be any outbreak or escalation of hostilities involving the United States or any material adverse change in any financial market that in either case in the reasonable judgment of the Purchasers makes it impracticable or inadvisable to purchase the Shares;

        i. The Company shall have delivered to the Purchaser a certification by its Secretary as to the matters set forth in Sections 8(e) through (h) and as to the incumbency of those of its officers who executed each Transaction Document on behalf of the Company.

     9.  GOVERNING LAW; MISCELLANEOUS.

        a. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City and County of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Purchaser for any reasonable legal fees and disbursements incurred by the Purchaser in enforcement of or protection of any of its rights under any of the Transaction Documents.

        b. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

        c. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

        d. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

        e. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

        f. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original.

        g. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

        h. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

        i. This Agreement may be amended only by the written consent of a majority in interest of the holders of the Shares and an instrument in writing signed by the Company.

        j. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

     10.  NOTICES.

     Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of

        a. the date delivered, if delivered by personal delivery as against written receipt therefor or by confirmed facsimile transmission,

        b. the seventh business day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail, or

        c. the third business day after mailing by next-day express courier, with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by ten (10) days' advance written notice similarly given to each of the other parties hereto):

COMPANY:

5G Wireless Communications, Inc.
ATTN:  Jerry Dix, Chief Executive Officer
4136 Del Rey Avenue
Marina del Rey, CA  90292
Fax No. 310-823-0981

With copies to

Brian F. Faulkner, Esq.
27127 Calle Arroyo, Suite 1923
San Juan Capistrano, CA  92675
Fax No. 949-240-1362

PURCHASERS:

At the address set forth on the signature page of this Agreement.

With copies to:

Castellum Investments, S.A.
ATTN:  Thomas Doering
2 Belles Fontaines
Cornaux, Switzerland

     11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The Company's and the Purchasers' representations and warranties herein shall survive for a period of fifteen (15) months after the execution and delivery of this Agreement and shall inure to the benefit of the Purchasers and the Company and their respective successors and assigns.

      IN WITNESS WHEREOF, this Agreement has been duly executed by the Purchasers and the Company as of the date set forth below.

Date:	May 30, 2006

COMPANY:

5G WIRELESS COMMUNICATIONS, INC.


By:  /s/  Jerry Dix
Name:  Jerry Dix
Title:    Chief Executive Officer



PURCHASER:

Name:  Castellum Investments, S.A.

By:  /s/  Thomas Doering
(Signature of Authorized Person)
Printed Name: Thomas Doering

Address:  2 Belles Fontaines
Cornaux, Switzerland


                                      EXHIBIT A

                             CERTIFICATE OF DESIGNATION
                                         OF
                      10% SERIES B CONVERTIBLE PREFERRED STOCK
                                         OF
                         5G WIRELESS COMMUNICATIONS, INC.

                         Pursuant to Section 78.195 of the
                      Revised Statutes of the State of Nevada

     5G WIRELESS COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), does hereby certify that, pursuant to the authority conferred on its board of directors (the "Board of Directors") by its articles of incorporation (the "Articles of Incorporation"), as amended, and in accordance with Section 78.195 of the Revised Statutes of the State of Nevada ("NRS"), the Board of Directors (or, as to certain matters allowed by law, a duly authorized committee thereof) adopted the following resolution establishing a series of 5,000,000 shares of Preferred Stock of the Corporation designated as "10% Series B Convertible Preferred Stock."

     RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation (the "Corporation") by the Articles of Incorporation, a series of Preferred Stock, $0.001 par value, of the Corporation be and hereby is established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such 10% Series B and the qualifications, limitations and restrictions thereof are as follows:

Convertible Preferred Stock

1.  Designation and Amount.  There shall be a series of Preferred
Stock designated as "10% Series B Convertible Preferred Stock," and the number of shares constituting such series shall be 5,000,000.
Such series is referred to herein as the "Convertible Preferred Stock."

2. Stated Capital. The amount to be represented in stated capital at all times for each share of Convertible Preferred Stock shall be $.001.

3. Rank. All shares of Convertible Preferred Stock shall rank prior to all of the Corporation's Common Stock, par value $.001 per share (the "Common Stock"), now or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

4.  Dividends.

     (a) Dividends on the Convertible Preferred Stock shall accrue and shall be cumulative from the date of issuance of the Convertible Preferred Stock (the "Dividend Commencement Date"). For each outstanding share of Convertible Preferred Stock, dividends shall be payable cumulatively, at the rate of 10% per annum multiplied by $1.00 (subject to adjustment as appropriate in the event of recapitalizations, reclassifications stock splits, stock dividends, divisions of shares and similar events) (the "Face Amount"), (a) upon any conversion (regardless of whether it is an Optional Conversion or a Mandatory Conversion) for each share of Convertible Preferred Stock, and (b) within thirty (30) days following March 31, June 30, September 30 and December 31 of each year (each, a "Dividend Payment Date"), commencing on March 31, 2006 and continuing until such share is fully converted or fully redeemed, except that if any Dividend Payment Date is not a business day, then such Dividend Payment Date shall be the immediately preceding business day. Payment of the Dividend shall be made at the Corporation's election (i) in cash, or
(ii) if all of the Required Stock Dividend Conditions (as defined below) are satisfied, in such number of shares of Common Stock determined by dividing the amount of the dividend by an amount equal to eighty-five percent (85%) of the lowest close bid of the Common Stock as reported by the Trading Market for the twenty (20) trading days preceding the Dividend Payment Date.

     (b) The "Required Stock Dividend Conditions" shall consist of the following:

        (i) The shares of Common Stock to be issued have been registered as set forth in Section 13;

        (ii) All shares of Common Stock issuable upon conversion of the Convertible Preferred Stock to be issued as a dividend are then (a) authorized and reserved for issuance and (b) eligible for trading on a Trading Market; and

        (iii) All amounts, if any, then accrued or payable under this Certificate of Designation or the Registration Rights
     Agreement shall have been paid.

5. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, or if the Corporation consummates a sale, lease, or other distribution of all or substantially all of its assets (in a single transaction or in a series of related transactions) or a merger or other business combination wherein the holders of voting securities of the Corporation immediately prior to such transaction hold fewer than 50% of the voting securities of the surviving or successor corporation resulting from such transaction (each, a "Liquidating Event"), then after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of any series or class of preferred stock, created prior to the date hereof having by their express terms a priority on liquidation superior to that of the Convertible Preferred Stock, the holders of shares of Convertible Preferred Stock ("Holders") shall be entitled to receive, in preference to the Holders of shares of any series or class of preferred stock created after the date hereof and in preference to the Holders of the Common Stock out of the remaining assets of the Corporation available for distribution to its stockholders, an amount per share of Convertible Preferred Stock equal to the greater of (i) $1.50 per share (subject to adjustment as appropriate in the event of recapitalizations, reclassifications stock splits, stock dividends, divisions of shares and similar events), plus all accrued, accumulated and unpaid dividends and distributions thereon, (ii) such amount per share of Convertible Preferred Stock as would have been payable had each such share been tendered by the Holder for conversion into Common Stock immediately prior to such Liquidating Event and (iii) if the Liquidating Event is a Reorganization Event (as defined herein), such amount per share as is payable pursuant to Section 8 hereof. If the assets of the Corporation are insufficient to pay the entire liquidation amounts payable to the Holders of the Convertible Preferred Stock as aforesaid, then the Corporation shall distribute such assets to the Holders of the Convertible Preferred Stock on a pro rata basis.
After payment in full of the liquidation amounts payable to the Holders of the Convertible Preferred Stock as aforesaid, the Corporation shall distribute any remaining assets to the Holders of Common Stock in proportion to the number of shares of Common Stock held by them.

6.  Rights of Convertible Preferred Stock Holders.

     (a) Voting Rights. Except as otherwise required by law, each share of outstanding Convertible Preferred Stock shall entitle the Holder thereof to vote on each matter submitted to a vote of the stockholders of the Corporation and to have the number of votes equal to the number (including any fraction) of shares of Common Stock into which such share of Convertible Preferred Stock is then convertible pursuant to the provisions hereof at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders becomes effective. Except as otherwise required by law or by this Certificate, the Holders of shares of Common Stock and Convertible Preferred Stock shall vote together and not as separate classes.

     (b) Dividends. If any dividend or other distribution payable in cash, securities or other property, including a dividend payable in shares of Common Stock, is declared on the Common Stock, each Holder on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same cash, securities or other property which such Holder would have received on such record date if such Holder was the Holder of record of the number (including any fraction) of shares of Common Stock into which the shares of Convertible Preferred Stock then held by such Holder are then convertible. No dividend or other distribution shall be declared or paid on the Common Stock unless an equivalent dividend or other distribution that satisfies this Section 4 is declared or paid on the Convertible Preferred Stock.

7. Mandatory Redemption at Holder's Election. In the event the Corporation is prohibited from issuing shares of Common Stock upon conversion of the Convertible Preferred Stock, then at the Holder's election, the Corporation must pay to the Holder within ten (10) business days after request by the Holder, that sum of money determined by multiplying the unconverted Face Amount, together with accrued but unpaid dividends thereon, of the amount of shares of Convertible Preferred Stock designated by the Holder for mandatory redemption by 110%.

8.  Conversion Provisions.

     (a) Conversion at Option of Holder. Provided that, and only to the extent that, the Corporation has a sufficient number of shares of authorized but unissued and unreserved Common Stock available to issue upon conversion, each share of Convertible Preferred Stock shall be convertible at the option of the Holder thereof, at any time prior to the close of business on the date fixed by the Corporation for redemption or conversion of such share as herein provided, into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided, at a per share conversion price (the "Conversion Price") equal to the lesser of: (i) if converted without benefit of a registration statement, the conversion price will be equal to seventy-five percent (75%) of the lowest close bid of the Common Stock as reported by the market or exchange on which the Common Stock is listed or quoted for trading or quotation on the date in question (for example, the Nasdaq SmallCap Market, the Over-the-Counter Bulletin Board, the American Stock Exchange, the New York Stock Exchange or the Nasdaq National Market (as applicable, the "Trading Market") for the twenty (20) trading days preceding the Conversion Date for each full share of Convertible Preferred Stock held; (ii) if converted with the benefit of a registration statement, the conversion price will be equal to eighty-five percent (85%) of the lowest close bid of the Common Stock as reported by the Trading Market for the twenty (20) trading days preceding the Conversion Date for each full share of Convertible Preferred Stock held; or (iii) the Face Amount per share.

     For the purpose of this Certificate of Designation, the term "Common Stock" shall initially mean the class designated as Common Stock, par value $.001 per share, of the Corporation as of January 1, 2006, subject to adjustment as hereinafter provided.

     (b) Mandatory Conversion. Upon the occurrence of a Reorganization Event, each outstanding share of Convertible Preferred Stock shall automatically be converted, at the Corporation's expense and without cost to the Holder, on the terms set forth in this
Section into the number of fully paid and non-assessable shares of Common Stock as specified by the Conversion Price that is in effect at the time of conversion. A "Reorganization Event" shall be deemed to occur upon either (i) effectiveness of a filing in the office of the Secretary of State of Nevada, or such other state in which the Corporation is legally domiciled, of Articles of Merger or Consolidation of the Corporation into or with another corporation, as a result of which the Corporation's existence shall be deemed to cease; (ii) a transfer or conveyance of substantially all of the assets of the Corporation to an unrelated person, provided however that a transfer of the assets and business of the Corporation to a wholly-owned subsidiary formed for that purpose shall not be deemed a Reorganization event, or (iii) the effective date of any other corporate action that results in the distribution to the shareholders of the Corporation of a significant portion of the assets or business of the Corporation, unless such action results in a distribution to the Holders of the Convertible Preferred Stock of a proportionate part of such assets or business, as specified by the Conversion Price that is in effect at the time of such distribution.

     (c)  Mechanics of Conversion.

        (i)  Optional Conversion. Any Holder of shares of
     Convertible Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates for such shares of Convertible Preferred Stock at the office of the transfer agent for the Convertible Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the Holder elects so to convert such shares of Convertible Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for Common Stock are to be issued.

     No adjustments in respect of any dividend on the Common
Stock issued upon conversion shall be made upon the conversion of any shares of Convertible Preferred Stock.

     Any unpaid dividends on shares surrendered for conversion shall be paid upon the conversion of any shares of Convertible Preferred Stock by issuing additional shares of Common Stock with an aggregate value (as defined below) equal to all accrued and unpaid dividends on the shares of Convertible Preferred Stock converted.

     The Corporation will, as soon as practicable after such deposit of certificates for Convertible Preferred Stock accompanied by the written notice and, compliance with any other conditions herein contained, deliver at the office of the transfer agent to the person for whose account such shares of Convertible Preferred Stock were so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Convertible Preferred Stock to be converted, and the person or person entitled to receive the Common Stock deliverable upon conversion of such Convertible Preferred Stock shall be treated for all purposes as the record Holder or Holders of such Common
Stock on such date; provided, however, that the Corporation shall not be required to convert any shares of Convertible
Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Convertible Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion rate in effect on such date.

        (ii) Mandatory Conversion. The Corporation shall give written notice to each Holder of a share of Convertible Preferred Stock within ten (10) days after the effectiveness of a Reorganization Event. Following the conversion of such shares, each Holder of shares so converted may surrender the certificate therefor at the office of the Corporation or any transfer agent for the Convertible Preferred Stock. Upon such surrender, the Corporation shall issue and deliver to each Holder a certificate or certificates for the number of whole shares of Common Stock to which such Holder is entitled. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Corporation shall the next highest whole number of shares of Common Stock.

     The conversion of shares of Convertible Preferred Stock shall be effective simultaneously with the effectiveness of a Reorganization Event, whether or not the certificates representing such shares of Convertible Preferred Stock shall have been surrendered or new certificates representing the shares of Common Stock into which such shares have been converted shall have been issued and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record
Holder or Holders of such shares of Common Stock on such date.
Any dividends or distributions declared but unpaid on the Common
Stock to which the Convertible Preferred Stock is entitled pursuant to Section 64 above, shall be paid on the payment date therefore.

9.  Protective Provisions.

     (a) Reservation of Shares; Transfer Taxes; Etc. The Corporation shall at all times serve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Convertible Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Nevada, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then outstanding shares of Convertible Preferred Stock.

     If any shares of Common Stock required to be reserved for purposes of conversion of the Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Convertible Preferred Stock.

     The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that which the shares of Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

     (b)  Prior Notice of Certain Events.  In case:

        (i) The Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of in excess of 10% of the than-outstanding shares of Common Stock; or

        (ii) the Corporation shall authorize the granting to the Holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants (other than any rights specified in paragraph
     (c)(i)(1)(B) of this Section 9); or

        (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

        (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Convertible Preferred Stock, and shall cause to be mailed to the Holders of record of the Convertible Preferred Stock, at their last address as they shall appear upon the stock transfer books of the Corporation, at least 15 days prior to the applicable record date hereinafter specified, a notice stating
(x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption or granting of rights or warrants or, if a record is not to be taken, the date as of which the Holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that Holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

10. Outstanding Shares. For purposes of this Certificate of Designation, all shares of Convertible Preferred Stock shall be deemed outstanding except (i) from the date of surrender of certificates representing shares of Convertible Preferred Stock, all shares of Convertible Preferred Stock converted into Common Stock;
(ii) the effective date of a Recapitalization Event defined in
Section 8(b), and (iii) from the date of registration of transfer, all shares of Convertible Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

11. Securities Not Registered Under the Securities Act of 1933. Neither the shares of Convertible Preferred Stock nor the Common Stock issuable upon conversion thereof has been registered under the Securities Act of 1933 or the laws of any state of the United States and may not be transferred without such registration or an exemption from registration.

     (a) Restrictive Legends. Each share of Convertible Preferred Stock and certificate for Common Stock issued upon the conversion of any shares of Convertible Preferred Stock, and each preferred stock certificate issued upon the transfer of any such shares of Convertible Preferred Stock or Common Stock (except as otherwise permitted by this Section 11), shall be stamped or otherwise imprinted with a legend in substantially the following form:

          "The securities represented hereby have not been registered under the Securities Act of 1933. Such securities may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act."

     (b) Notice of Proposed Transfer; Opinions of Counsel. Except as provided in paragraph (c) of this Section 11, prior to any transfer of any such shares of Convertible Preferred Stock, or Common Stock, the Holder thereof will give written notice to the Corporation of such Holder's intention to effect such transfer and to comply in all other respects with this Section 11. Each such notice (A) shall describe the manner and circumstances of the proposed transfer in sufficient detail to enable counsel to render the opinions referred to below, and (B) shall designate counsel for the Holder giving such notice (who may be house counsel for such Holder). The Holder giving such notice will submit a copy thereof to the counsel designated in such notice and the Corporation will promptly submit a copy thereof to its counsel, and the following provisions shall apply:

        (i) If in the opinion of each such counsel the proposed transfer of such shares of Convertible Preferred Stock or Common Stock may be effected without registration under the Act, the Corporation will promptly notify the Holder thereof and such Holder shall thereupon be entitled to transfer such shares of Convertible Preferred Stock or Common Stock in accordance with the terms of the notice delivered by such Holder to the Corporation. Each share of Convertible Preferred Stock or certificate, if any, issued upon or in connection with such transfer shall bear the appropriate restrictive legend set forth in paragraph (a) of this Section 11, unless in the opinion of each such counsel such legend is no longer required to insure compliance with the Act. If for any reason counsel for the Corporation (after having been furnished with the information required to be furnished by this paragraph (b)) shall fail to deliver an opinion of the Corporation, or the Corporation shall fail to notify such Holder thereof as aforesaid, within 20 days after counsel for such Holder shall have delivered its opinion to such Holder (with a copy to the Corporation), then for all purposes of this Certificate of Designation the opinion of counsel for the Corporation shall be deemed to be the same as the opinion of counsel for such Holder.

       (ii) If in the opinion of either or both of such counsel the proposed transfer of such shares of Convertible Preferred Stock or Common Stock may not be effected without registration under the Act, the Corporation will promptly so notify the Holder thereof and thereafter such Holder shall not be entitled to transfer such share of Convertible Preferred Stock or Common Stock until receipt of a further notice from the Corporation under subparagraph (i) above or, in the case of Common Stock, until registration of such Common stock under the Act has become effective.

12. Preemptive Rights. The Convertible Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

13. Registration Rights. Should the Corporation file with the Commission a Form SB-2 registration statement (the "Registration Statement") (or such other form that it is eligible to use) in order to register the shares of Common Stock to be issued upon conversion of the Convertible Preferred Stock and the shares which could be issued upon payment of the dividends as set forth in Section 4 (collectively, "Registrable Securities") for resale and distribution under the 1933 Act, the Registrable Securities shall be reserved and set aside exclusively for the benefit of each Holder. Additionally, the Registration Statement will immediately be amended or additional registration statements will be immediately filed by the Corporation as necessary to register additional shares of Common Stock to allow the public resale of all Common Stock included in and issuable by virtue of the Registrable Securities.

The Corporation will use its best efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or "blue sky" laws of such jurisdictions as the Holders shall request in writing, provided, however, that the Corporation shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction. If applicable, list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock of the Corporation is then listed.

14. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

     IN WITNESS WHEREOF, 5G Wireless Communications, Inc. has caused this certificate to be signed by its Chief Executive Officer, and its corporate seal to be hereunto affixed and attested by its Secretary, as of the 25th day of January, 2006.

5G WIRELESS COMMUNICATIONS, INC.



By: /s/  Jerry Dix
Jerry Dix, Chief Executive Officer

Attest:



By: /s/  Don Boudewyn
 Don Boudewyn, Secretary



                                     EXHIBIT C

                     FORM OF REGISTRATION RIGHTS AGREEMENT
                       (CONVERTIBLE PREFERRED STOCK)

     THIS REGISTRATION RIGHTS AGREEMENT, dated as of May 30, 2006 (this "Agreement"), is made by and between 5G Wireless, Inc, a Nevada corporation (the "Company"), a Nevada corporation (the "Company"), having its address at 4136 Del Rey Avenue, Marina del Rey, CA 90292, and Castellum Investments, S.A. ("Investor").

                                  WITNESSETH:

     WHEREAS, upon the terms and subject to the conditions of the Securities Purchase Agreement, dated as of May 30, 2006, between the Purchaser and the Company (the "Securities Purchase Agreement"; terms not otherwise defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement), the Company has agreed to issue and sell to the Investor Shares in the for the aggregate Purchase Price of $290,000; and

     WHEREAS, the Shares are convertible into shares of Common Stock (the "Conversion Shares"; which term, for purposes of this Agreement, shall include, without limitation, shares of Common Stock of the Company issuable in lieu of accrued dividends as contemplated by the Shares) upon the terms and subject to the conditions contained in the Certificate of Designations; and

     WHEREAS, to induce the Investor to execute and deliver the Securities Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the "Securities Act"), with respect to the Conversion Shares;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

     (a) "Investor" means an Investor and any permitted transferee or assignee who agrees to become bound by the provisions of this Agreement in accordance with Section 9 hereof and who holds Shares or Registrable Securities.

     (b)  "Potential Material Event" means any of the following:
(i) the possession by the Company of material information not ripe for disclosure in a registration statement, which shall be evidenced by determinations in good faith by the Board of Directors of the Company that disclosure of such information in the registration statement would be detrimental to the business and affairs of the Company; or (ii) any material engagement or activity by the Company which would, in the good faith determination of the Board of Directors of the Company, be adversely affected by disclosure in a registration statement at such time, which determination shall be accompanied by a good faith determination by the Board of Directors of the Company that the registration statement would be materially misleading absent the inclusion of such information.

     (c) "Register," "Registered," and "Registration" refer to a registration effected by preparing and filing a Registration Statement or Statements in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis ("Rule 415"), and the declaration or ordering of effectiveness of such Registration Statement by the SEC.

     (d) "Registrable Securities" means the Conversion Shares and, to the extent applicable, any other shares of capital stock or other securities of the Company or any successor to the Company that are issued upon exchange of the Conversion Shares.

     (e) "Registration Statement" means a registration statement of the Company under the Securities Act.

     (f)  "SEC" means the United States Securities and Exchange
Commission.

2. Piggy-back Registration. From and after the date that is ninety (90) days after the date of this Agreement and until the fifth anniversary of the Closing Date, for so long as any of the Registrable Securities are outstanding and are not the subject of an effective registration statement, if the Company contemplates making an offering of Common Stock (or other equity securities convertible into or exchangeable for Common Stock) registered for sale under the Securities Act or proposes to file a Registration Statement covering any of its securities other than (i) a registration on Form S-8 or S-4, or any successor or similar forms; and (ii) a shelf registration under Rule 415 for the sole purpose of registering shares to be issued in connection with the acquisition of assets, the Company will at each such time give prompt written notice to the Investor of its intention to do so and of the Investor's rights under this Section 2. Upon the written request of any Investor made within thirty (30) days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such Holder and the intended method of disposition thereof), the Company will use its best efforts to effect the registration of all Registrable Securities which the Company has been so requested to register by the Investor, to the extent requisite to permit the disposition (in accordance with the intended methods of disposition) of the Registrable Securities by the Investor requesting registration, by inclusion of such Registrable Securities in the Registration Statement which covers the securities which the Company proposes to register; provided, that if, at any time after giving written notice of its intention to register any Registrable Securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason either not to register or to delay registration of such Registrable Securities, the Company may, at its election, give written notice of such determination to the Investor requesting registration and, thereupon, (i) in the case of a determination not to register, the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the expenses of registration in connection therewith), and (ii) in the case of a determination to delay registering such Registrable Securities, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities.

3. Obligations of the Company. In connection with the registration of the Registrable Securities as provided for under
Section 2 of this Agreement, the Company shall do each of the following:

     (a) Prepare promptly, and file with the SEC a Registration Statement with respect to not less than the number of Registrable Securities provided in Section 2 above, and thereafter use its reasonable efforts to cause such Registration Statement relating to Registrable Securities to become effective as promptly as possible and keep the Registration Statement effective at all times during the period (the "Registration Period") continuing until the earliest of
(i) the date that is five (5) years after the last day of the calendar month following the month in which the Registration Statement so filed is declared effective by the SEC, (ii) the date when the Investor may sell all Registrable Securities under Rule 144, or (iii) the date the Investor no longer own any of the Registrable Securities, which Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading;

     (b)  Prepare and file with the SEC such amendments
(including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective at all times during the Registration Period, and, during the Registration Period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by the Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in the Registration Statement;

     (c) The Company shall permit a single firm of legal counsel designated by the Investor (the "Investor's Counsel") to review drafts of the Registration Statement and all amendments and supplements thereto a reasonable period of time (but not less than three (3) business days) prior to their filing with the SEC, and not file any document in a form to which such Investor' Counsel reasonably objects. If the Investor' Counsel objects, the Company shall take under advisement such objections and shall endeavor to promptly make such revisions to the Registration Statement (or ancillary documents and/or SEC filings in connection therewith) as are necessary to satisfy the objections of the Investor' Counsel;

     (d) Notify the Investor's Counsel, and any managing underwriters immediately (and, in the case of (i)(A) below, not less than five (5) days prior to the contemplated date of such filing) and confirm such notice in writing no later than one (1) business day following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statement is proposed to be filed; (B) whenever the SEC notifies the Company whether there will be a "review" of Registration Statement; (C) whenever the Company receives (or a representative of the Company receives on its behalf) any oral or written comments from the SEC relating to a Registration Statement (copies or, in the case of oral comments, summaries of such comments shall be promptly furnished by the Company to the Investor); and (D) with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or any other Federal or state governmental authority for amendments or supplements to the Registration Statement or Prospectus or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) if at any time the Company has actual knowledge that any of the representations or warranties of the Company contained in any agreement (including any underwriting agreement) contemplated hereby ceases to be true and correct in all material respects; (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (vi) of the occurrence of any event that to the best knowledge of the Company makes any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, Prospectus or other documents so that, in the case of the Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In addition, the Company shall furnish the Investor with copies of all intended written responses to the comments contemplated in clause (C) of this Section 3(d) not later than one (1) business day in advance of the filing of such responses with the SEC so that the Investor's Counsel shall have the opportunity to comment thereon;

     (e) Furnish to the Investor's Counsel (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company, one (1) copy of the Registration Statement, each preliminary Prospectus and Prospectus, and each amendment or supplement thereto, and (ii) if so requested by any Investor, such number of copies of a Prospectus, and all amendments and supplements thereto and such other documents, as such Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Investor;

     (f) As promptly as practicable after becoming aware thereof, notify the Investor of the happening of any event of which the Company has actual knowledge, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and use its best efforts promptly to prepare a supplement or amendment to the Registration Statement or other appropriate filing with the SEC to correct such untrue statement or omission, and deliver a number of copies of such supplement or amendment to the Investor as such Investor may reasonably request;

     (g) As promptly as practicable after becoming aware thereof, notify the Investor of the issuance by the SEC of a Notice of Effectiveness or any notice of effectiveness or any stop order or other suspension of the effectiveness of the Registration Statement at the earliest possible time;

     (h) Notwithstanding the foregoing, if at any time or from time to time after the date of effectiveness of a Registration Statement, the Company notifies the Investor in writing of the existence of a Potential Material Event, the Investor shall not offer or sell any Registrable Securities, or engage in any other transaction involving or relating to the Registrable Securities, from the time of the giving of notice with respect to a Potential Material Event until such Investor receives written notice from the Company that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event; provided, however, that the Company may not so suspend the right to such Holders of Registrable Securities for more than two twenty (20) business day periods in the aggregate during any 12-month period ("Suspension Period") with at least a ten (10) business day interval between such periods, during the periods the Registration Statement is required to be in effect;

     (i) Use its reasonable efforts to secure and maintain the designation of all the Registrable Securities covered by the Registration Statement on the NASDAQ/National Market System or the "OTC Bulletin Board Market" or any successor thereto of the National Association of Securities Dealers Automated Quotations System ("NASDAQ") within the meaning of Rule 11Aa2-1 of the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the quotation of the Registrable Securities on The NASDAQ National Market System; and further use its efforts to arrange for at least two market makers to register with the National Association of Securities Dealers, Inc. ("NASD") as such with respect to such Registrable Securities;

     (j) Provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than three
(3) business days after the effective date of the Registration
Statement;

     (k) Cooperate with the Investor to facilitate the timely preparation and delivery of certificates for the Registrable Securities to be offered pursuant to the Registration Statement and enable such certificates for the Registrable Securities to be in such denominations or amounts as the case may be, as the Investor may reasonably request, and, within five (5) business days after a Registration Statement which includes Registrable Securities is ordered effective by the SEC, the Company shall deliver, and shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Securities (with copies to the Investor whose Registrable Securities are included in such Registration Statement) an appropriate instruction and opinion of such counsel;

     (l) Take all other reasonable actions necessary to expedite and facilitate disposition by the Investor of the Registrable Securities pursuant to the Registration Statement;

     (m) Not take, or omit to take, any actions that would preclude the filing or effectiveness of the Registration Statement or require the withdrawal of the Registration Statement;

     (n) Not complete any acquisitions or business combinations until the SEC has declared effective the registration statement that registers the shares of Common Stock underlying the Shares.

4. Obligations of the Investor. In connection with the registration of the Registrable Securities, the Investor shall have the following obligations:

     (a) It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request. At least ten (10) business days prior to the first anticipated filing date of the Registration Statement, the Company shall notify each Investor of the information the Company requires from each such Investor (the "Requested Information") if such Investor elects to have any of such Investor's Registrable Securities included in the Registration Statement. If at least two (2) business days prior to the filing date the Company has not received the Requested Information from an Investor (a "Non-Responsive Investor"), then the Company may file the Registration Statement without including Registrable Securities of such Non-Responsive Investor;

     (b) Each Investor, by such Investor's acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Registration Statement hereunder, unless such Investor has notified the Company in writing of such Investor's election to exclude all of such Investor's Registrable Securities from the Registration Statement; and

     (c) Each Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(e) or 3(f), above, such Investor will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Investor's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(e) or 3(f) and, if so directed by the Company, such Investor shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of destruction) all copies in such Investor's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

     (d)  Each holder of Registrable Securities that sells
Registrable Securities pursuant to a registration under this Agreement agrees that in connection with registration as follows:

        (i) Such seller shall cooperate as reasonably requested by the Company with the Company in connection with the preparation of the registration statement, and for as long as the Company is obligated to file and keep effective the registration statement, shall provide to the Company, in writing, for use in the registration statement, all such information regarding such seller and its plan of distribution of the Registrable Securities as may reasonably be necessary to enable the Company to prepare the registration statement and prospectus covering the Registrable Securities, to maintain the currency and effectiveness thereof and otherwise to comply with all applicable requirements of law in connection therewith; and

        (ii) During such time as such seller may be engaged in a distribution of the Registrable Securities, such seller shall comply with Rules 10b-6 and 10b-7 promulgated under the Securities Exchange Act and pursuant thereto it shall, among other things; (x) not engage in any stabilization activity in connection with the securities of the Company in contravention of such rules; (y) distribute the Registrable Securities under the registration statement solely in the manner described in the registration statement; and (z) cease distribution of such Registrable Securities pursuant to such registration statement upon written notice from the Company that the prospectus covering the Registrable Securities contains any untrue statement of a material fact required to be stated therein or necessary to make the statements therein not misleading.

5.  Expenses of Registration.

     (a) All reasonable expenses (other than underwriting discounts and commissions of the Investor) incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, but including, without limitation, all registration, listing, and qualifications fees, printers, legal and accounting fees, the fees and disbursements of counsel for the Company and a fee for the Investor' Counsel (as a group and not individually) not exceeding $50,000 for the Registration Statement covering the Registrable Securities applicable to the Shares shall be borne by the Company.

     (b) Neither the Company nor any of its subsidiaries has, as of the date hereof, nor shall the Company nor any of its subsidiaries, on or after the date of this Agreement, entered into any agreement with respect to its securities that is inconsistent with the rights granted to the Investor in this Agreement or otherwise conflicts with the provisions hereof. Except as disclosed in the Securities Purchase Agreement or the other documents entered into simultaneously therewith, neither the Company nor any of its subsidiaries has previously entered into any agreement granting any registration rights with respect to any of its securities to any Person. Without limiting the generality of the foregoing, without the written consent of the Investor holding a majority of the Registrable Securities, the Company shall not grant to any person the right to request the Company to register any securities of the Company under the Securities Act unless the rights so granted are subject in all respects to the prior rights in full of the Investor set forth herein, and are not otherwise in conflict or inconsistent with the provisions of this Agreement and the other Transaction Documents.

6. Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

     (a)  To the extent permitted by law, the Company will
indemnify and hold harmless the Investor who holds such Registrable Securities, the directors, managers and members, if any, of the Investor, the officers, if any, of the Investor, and each person, if any, who controls the Investor within the meaning of the Securities Act or the Exchange Act (each, an "Indemnified Person" or "Indemnified Party"), against any losses, claims, damages, liabilities or expenses (joint or several) incurred (collectively, "Claims") to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations in the Registration Statement, or any post-effective amendment thereof, or any prospectus included therein: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereof or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the
SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law (the matters in the foregoing clauses
(i) through (iii) being, collectively, "Violations"). Subject to clause (b) of this Section 6, the Company shall reimburse the Investor, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a) shall not
(I) apply to a Claim arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by the Company pursuant to Section 3(c) hereof; (II) be available to the extent such Claim is based on a failure of the Investor to deliver or cause to be delivered the prospectus made available by the Company; (III) apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld; or (IV) apply to any violation or alleged violation by an Indemnified Person of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation under the Securities Act, the Exchange Act, or any
state securities laws.   Each Investor will indemnify the Company and
its officers, directors and agents (each, an "Indemnified Person" or "Indemnified Party") against any claims arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company, by or on behalf of such Investor, expressly for use in connection with the preparation of the Registration Statement, subject to such limitations and conditions as are applicable to the Indemnification provided by the Company to this Section 6. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Investor pursuant to Section 9.

     (b) Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action (including any governmental action), such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be. In case any such action is brought against any Indemnified Person or Indemnified Party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense thereof, subject to the provisions herein stated and after notice from the indemnifying party to such Indemnified Person or Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Person or Indemnified Party under this Section 6 for any legal or other reasonable out-of-pocket expenses subsequently incurred by such Indemnified Person or Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, unless the indemnifying party shall not pursue the action to its final conclusion. The Indemnified Person or Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and reasonable out-of-pocket expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the Indemnified Person or Indemnified Party. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

7. Contribution. To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that (a) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 6; (b) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of such fraudulent misrepresentation; and (c) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

8. Reports under Exchange Act. With a view to making available to the Investor the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Investor to sell securities of the Company to the public without registration ("Rule 144"), the Company agrees to:

     (a) make and keep public information available, as those terms are understood and defined in Rule 144;

     (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;

     (c) furnish to each Investor so long as such Investor owns Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act,
(ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration; and

     (d) cause its counsel to deliver to its transfer agent such opinions of law as shall be required to remove restrictive legends on the shares to be sold.

9. Amendment of Registration Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investor who hold a fifty (50%) percent interest of the Registrable Securities. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon each Investor and the Company.

10.  Miscellaneous.

     (a) A person or entity is deemed to be a holder of Registrable Securities whenever such person or entity owns of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more persons or entities with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

     (b) Notices required or permitted to be given hereunder shall be given in the manner contemplated by the Securities Purchase Agreement, (i) if to the Company or to the Investor, to their respective address contemplated by the Securities Purchase Agreement, and (iii) if to any other Investor, at such address as such Investor shall have provided in writing to the Company, or at such other address as each such party furnishes by notice given in accordance with this Section 12(b).

     (c) Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

     (d) This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Buyer for any reasonable legal fees and disbursements incurred by the Buyer in enforcement of or protection of any of its rights under this Agreement.

     (e) If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

     (f) Subject to the requirements of Section 9 hereof, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

     (g) All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

     (h) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

     (i) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by telephone line facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

     (j) The Company acknowledges that any failure by the Company to perform its obligations under Section 3(a) hereof, or any delay in such performance could result in loss to the Investor, and the Company agrees that, in addition to any other liability the Company may have by reason of such failure or delay, the Company shall be liable for all direct damages caused by any such failure or delay, unless the same is the result of force majeure. Neither party shall be liable for consequential damages.

     (k) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.


COMPANY:

5G Wireless Communications, Inc.


By: /s/  Jerry Dix
Name:  Jerry Dix
Title: Chief Executive Officer



INVESTOR:

Name:  Castellum Investments, S.A.

By:  /s/  Thomas Doering
(Signature of Authorized Person)

Printed Name: Thomas Doering

Address:  2 Belles Fontaines
Cornaux, Switzerland